Peloton Interactive, Inc. Announces Leadership Update

NEW YORK– February 5, 2026--Peloton Interactive, Inc. (NASDAQ: PTON) today announced that Liz Coddington, Chief Financial Officer, will be leaving the company to pursue an opportunity outside the industry. Coddington will remain with Peloton through March, and the company has initiated a comprehensive search for its next CFO.

“Liz has played a vital role in Peloton’s continued transformation and I want to thank her for her partnership, dedication, and tireless work in architecting Peloton’s financial turnaround,” said Peter Stern, Chief Executive Officer and President, Peloton Interactive. “As Liz moves on to her next opportunity, she leaves us not only with a better balance sheet, but also a renewed sense of financial discipline. In so doing, she has helped clear the path for us to move beyond connected fitness to realize our ambition in connected wellness.”

“I’m proud of the work we’ve done over the past four years to improve our financial profile, put in place a winning strategy, and position the business for the future,” said Coddington. “I’m confident that Peloton’s brightest days are ahead and I look forward to seeing the company realize its full potential with the strong team in place under Peter’s leadership.”

About Peloton
Peloton (NASDAQ: PTON) provides Members with world-class equipment, ground-breaking software, expert human instruction, and the world’s most supportive fitness community. Founded in 2012 and headquartered in New York City, Peloton has millions of Members across the US, UK, Canada, Germany, Australia, and Austria. For more information, visit www.onepeloton.com.

Investor Relations Contact:
investor@onepeloton.com

Media Contact:
press@onepeloton.com